Exhibit 99.1
Martin Midstream Partners L.P. Announces Pricing of Public Offering
     KILGORE, Texas, January 11, 2006 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that it has priced a public offering of 3,000,000 of its common units at $29.12 per unit, before underwriting discounts and offering expenses of $1.31 per unit. The closing of the offering is expected to occur on January 17, 2006, subject to satisfaction of customary closing conditions. Estimated net proceeds from the offering of $82.9 million will be used by MMLP to repay indebtedness incurred in connection with recent acquisitions and to fund expansion and growth capital expenditures. Citigroup Global Markets Inc. has acted as the sole book-running manager for the Offering. Raymond James & Associates, Inc., RBC Capital Markets Corporation and A.G. Edwards & Sons, Inc. have served as co-lead managers, and KeyBanc Capital Markets has served as a co-manager for the Offering. MMLP has granted the underwriters a 30 day option to purchase up to an additional 450,000 common units in order to cover any over-allotments in connection with the offering.
     A copy of the prospectus supplement and related base prospectus for the Offering may be obtained from Citigroup Global Markets, Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 12220.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement.
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering, processing and LPG distribution; marine transportation services for petroleum products and by-products; sulfur gathering, processing and distribution; and fertilizer manufacturing and distribution.
     Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
     Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the

Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.